Exhibit 11.0



                      PULASKI BANCORP, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                          Nine Months Ended    Three Months Ended
                                                          September 30, 2001   September 30, 2001
                                                          ------------------   ------------------
Net income                                                  $   566,739           $   386,478

Weighted average shares outstanding - basic and diluted       1,906,873             1,910,973

Basic and diluted earnings per share                        $      0.30           $     0.21





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